Exhibit 10.4

Confidential

Executive Employment Agreement

1.	Parties to the Agreement

This executive employment agreement (Agreement) has been entered into between the following parties:

(1) Spinnova Oyj (Company), business ID ***. Address: Palokärjentie 2-4, 40320 Jyväskylä.

(2) Johanna Valkama (***), address: *** (hereinafter the “Executive”)

(The Company and the Executive hereinafter jointly the “Parties” and separately a “Party”)

1.	Employment Relationship

The Executive’s employment relationship commenced on 19 August 2024. The Executive’s employment relationship is valid until further notice, and the Executive undertakes to be available to the Company as agreed below. This employment agreement replaces all previous employment agreements entered into with the Executive. No probationary period applies to this agreement.

2.	Position and Place of Work

The Executive shall serve as General Counsel, and her principal duties shall be to lead the Company’s legal, investor relations and communications functions. The Executive shall serve as a member of the Company’s management team. In addition, the Company may also assign other duties to the Executive.

The Executive does not have a fixed place of work, but shall work at the employer’s office that is most closely connected to her duties at the relevant time. The work area is primarily Helsinki and Jyväskylä, but, taking into account the nature of the work, may be anywhere in Finland as necessary. The Executive is required to travel in Finland and abroad to the extent required by her duties.

3.	Secondary Employment

Without the Company’s prior written consent, the Executive is not entitled to accept paid or unpaid secondary employment with a company that competes directly or indirectly with the Company or any company belonging to the same group as the Company. The Executive may not have any other connection with the above-mentioned companies that would result in the Executive’s personal interests or activities being in conflict with the interests of the Company or any company belonging to the same group as the Company.

4.	Working Time

The Executive’s position is full-time and requires work outside regular office hours. The Working Time Act does not apply to this agreement.

5.	Salary and Benefits

The Executive’s total salary is EUR 12,000 per month as of 11 April 2025. The salary shall be paid into the bank account designated by the Executive in accordance with the Company’s salary payment practices in force from time to time. The total salary includes phone and car benefits, which shall be taken into account in accordance with the Company’s practices in force from time to time.

The Executive is entitled to occupational healthcare in accordance with the Occupational Healthcare Act and the Company’s practices in force from time to time.

The Executive is entitled to any other benefits in force at the Company from time to time in accordance with the Company’s practices in force from time to time.

6.	Reimbursement of Expenses and Travel Expenses

The Company shall reimburse the Executive for reasonable ongoing expenses incurred by her in the proper performance of her duties in accordance with the rules approved by the Company.

Daily allowances shall not be paid for travel between the Company’s offices. Otherwise, reasonable travel and accommodation expenses shall be paid to the Executive in accordance with the Company’s practices in force from time to time.

7.	Annual Leave

The Executive is entitled to annual leave and holiday bonus in accordance with the Company’s practices in force from time to time. When taking annual leave, the Executive must take into account the Company’s interests and the requirements of its operations. The Executive shall notify the Company of the timing of annual leave in accordance with the Company’s practices in force from time to time. In addition, it has been agreed that in summer 2025 the Executive may take a full four (4) weeks of paid summer holiday.

8.	Collective Agreements

No collective agreement applies to this agreement.

9.	Sick Pay

The Executive is entitled to sick pay for a continuous sickness absence lasting no more than three (3) months, unless otherwise agreed between the Executive and the Company or otherwise decided by the Company.

10.	Insurance

The Company undertakes to take out statutory accident and pension insurance for the Executive and to keep them in force during the Executive’s employment relationship. The accident insurance includes leisure-time accident insurance.

In addition, the Company shall maintain medical expenses insurance, travel insurance (including business and leisure travel) and any other insurance separately agreed or decided by the Company for the Executive.

11.	Inventions and Copyright

All copyrights and other intellectual property rights relating to works, software, databases, inventions and other materials, information and know-how created in connection with the Executive’s duties, whether protectable or not, including the right to modify them and transfer the rights to a third party, shall belong fully and exclusively to the Company without compensation.

In addition, all rights to inventions, designs and utility models, as well as products and services created on the basis thereof, shall belong to the Company where they have been created during the term of this employment agreement or within six (6) months after the termination of this agreement, unless the Executive demonstrates that the relevant invention, design or utility model was created independently without the Company’s involvement and know-how.

The Act on the Right in Employee Inventions applies to inventions made by the Executive, and the amount of compensation shall be in accordance with the Company’s employee invention policy in force.

The Executive undertakes to transfer the rights to the Company to the best of her ability and to promptly sign, at the Company’s request, all assignment documents and other documents required for the transfer of rights or their protection in different countries. In addition, the Executive grants the Company an irrevocable authorization to sign the above-mentioned assignment documents and other documents if the Executive has not signed them due to absence or for any other reason.

Regardless of any registration made on behalf of the Company, the Executive undertakes not to register or attempt to register, during or after this agreement, any trademark, business names, domain names, email addresses or similar rights that are similar to or refer to any signs or symbols used by the Company (including, but not limited to, business name, auxiliary business name, trademark or domain names) or are derived from signs or symbols used by the Company.

12.	Communications

A representative appointed by the Company’s Board of Directors has the right to receive, search, open and read mail (ordinary mail and email) that relates to the Company’s business or to the Executive’s position and duties at the Company, and that is addressed to the Executive and received through the Company or sent by the Executive for the above-mentioned purposes. The Company may exercise this right only in situations where the Executive cannot personally read her mail due to serious or long-term illness or other similar reasons or circumstances that may result in the Executive’s consent not being obtainable within a reasonable time or where the matter is urgent, and after the termination of this agreement or the Executive’s work obligation. The Company shall notify the Executive in writing of the receipt, searching, opening and reading of mail, but the Company is not obliged to prepare a separate written report on the action taken.

The Executive shall ensure that she removes personal mail from her work email or clearly marks it as personal. If personal content is identified in mail read by the Company’s representative, the Company is not entitled to disclose the content of such mail to a third party or retain copies of it.

13.	Information Security

The Executive undertakes to use the Company’s information systems and passwords only for purposes required for the performance of her duties. The Executive undertakes not to copy files, software or other materials related to the Company’s information systems unless such copying takes place as part of the Executive’s duties.

During the term of this agreement and after its termination, the Executive undertakes not to use the Company’s information systems or any parts thereof (such as software, databases or files) for her own benefit or for the benefit of a third party without the Company’s written consent. No information from the Company’s information systems, parts thereof or related content may be disclosed to third parties. The Executive must exercise care in her use of the information systems and comply with the instructions issued by the Company.

14.	Non-Competition During Employment

Under this Agreement, the Executive undertakes to act for the benefit of the Company. The Executive undertakes that she shall not, directly or indirectly, alone or together with another person, or through companies directly or indirectly owned or controlled by her, compete with the Company or companies belonging to the same group as the Company during the term of this Agreement.

During the term of this agreement and for six months after its termination, the Executive may not directly or indirectly compete with the Company or participate in the activities or management of a competitor, either personally or through a close business partner, nor prepare to commence such activities. Compensation for the non-compete period shall always be determined in accordance with the Employment Contracts Act in force at the time. If the Executive is paid the severance compensation described in section 17, the severance compensation shall be deemed to also include compensation for the non-compete obligation.

During the term of this agreement and for six months after its termination, the Executive undertakes not to recruit persons employed by the Company to the Executive’s own company or to a company in which the Executive is responsible for recruitment, and to refrain from preparing such actions. The non-recruitment obligation does not apply where a person responds to a public job advertisement.

During the term of this agreement and for six months after its termination, the Executive undertakes not to solicit the Company’s customers or cooperation partners to terminate their customer agreements or cooperation agreements with the Company, and to refrain from preparing such actions.

If the Company terminates this agreement for a reason unrelated to the Executive, the non-compete obligation set out above shall automatically cease by operation of law, and the duration of the above-mentioned non-recruitment and non-solicitation obligations shall be four months.

If the Executive breaches the above-described non-compete, non-recruitment or non-solicitation obligations, she shall pay the Company a contractual penalty corresponding to her full salary for a period of six months.

15.	Confidentiality and Duty of Loyalty

The Executive shall in all her activities act loyally towards the Company and its owners.

During the contractual relationship, the Executive may not use or disclose to any third party any business or professional secrets of the Company or its group companies or any other information designated as confidential. This shall be understood in the broadest sense of the term, regardless of the source of such information.

The confidentiality and duty of loyalty shall apply during the term of the agreement and shall continue after the termination of the employment relationship.

If the Executive breaches this obligation, she shall be liable to compensate the employer for proven damage caused.

16.	Termination of the Agreement

This agreement may be terminated in accordance with the Employment Contracts Act by delivering a written notice of termination to the other Party.

A notice period of three (3) months shall apply on both sides when terminating the agreement.

Upon termination of the employment relationship, the Executive’s final salary shall be paid on the salary payment date of the month following the termination date of the employment relationship.

Unused annual leave shall be planned to be taken during the notice period. Holiday compensation for the holiday year ongoing at the time of termination of the agreement shall be paid together with the final salary. Holiday compensation does not include holiday bonus.

If the agreement is terminated for a reason unrelated to the Executive, the Company shall pay the Executive severance compensation together with the final salary. The severance compensation shall be paid as a lump sum corresponding in amount to the Executive’s total salary in force at the time of termination of the agreement for a period of nine months. Bonuses, incentives or other similar one-off payments paid to the Executive shall not be taken into account in the total salary. The lump sum shall not be paid if the Executive resigns at her own request or in a situation where the agreement is terminated with immediate effect in accordance with the Employment Contracts Act. Payment of the severance compensation requires that the parties sign an agreement setting out all terms related to the termination of the employment relationship, including a waiver of all claims against the other party or the Company’s representatives. If the Executive challenges the validity of the agreement or otherwise claims compensation for the termination of the Executive Employment Agreement, all costs incurred by the Company and payable by it due to the Executive’s claims shall be deducted from the severance compensation payable.

At any time upon the Company’s request, the Executive shall return to the Company all property belonging to or related to the Company in her possession, including documents, reports, user IDs, passwords and profiles on social media and other services, as well as any other materials or copies thereof that relate to the Company’s operations or that the Executive has obtained during her employment relationship. The Executive undertakes not to retain copies of the above. Upon termination of the agreement, the Executive shall be given the opportunity to destroy her personal documents and emails from the Company’s systems and to collect her personal property.

Upon termination of the Agreement, the Executive undertakes to hand over to the Company all user IDs and passwords relating to work equipment and gives her consent that the Company may, within the limits permitted by law, freely open, read and forward emails, documents, correspondence and other material related to the Company’s business that are addressed to or received by the Executive or sent by the Executive.

17.	Resolution of Disputes

Disputes concerning the agreement, including its provisions, breach, termination and validity, shall first be negotiated between the parties. If no agreement is reached in these negotiations, the disputes shall be resolved by the Helsinki District Court.

18.	Signatures

We accept this agreement as binding upon us.

No amendment to this agreement shall be valid unless made in writing and signed by the Executive and the Company’s lawful representative. If any provision of this agreement becomes unenforceable due to a change in law, administrative regulation or other reason, the other provisions of the agreement shall remain in force. The Parties undertake to negotiate an amendment to this agreement so that the Parties’ original common intention in entering into this agreement is realized as accurately as possible.

This Agreement has been signed digitally or in two (2) identical copies, one for the Executive and one for the Company.

Place and date: Helsinki and Jyväskylä, 11 April 2025

Spinnova Oyj

/s/ Janne Poranen	/s/ Johanna Valkama
Janne Poranen	Johanna Valkama
Chief Executive Officer	Executive